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                  Gersten, Savage, Kaplowitz & Fredericks, LLP
                              101 East 52nd Street
                            New York, New York 10022



Exhibit 5.1

                                            September 18, 1998

D.G. Jewellery of Canada Ltd.
1001 Petrolia Road
Toronto, Ontario M3J 2X7 Canada

Gentlemen:

         You have requested our opinion, as counsel for D.G. Jewellery of Canada Ltd., incorporated in Ontario, Canada (the "Company"), in connection with the registration statement on Form S-8 (the "Registration Statement"), under the Securities Act of 1933 (the "Act"), being filed by the Company with the Securities and Exchange Commission.

         The Registration Statement relates to an offering of 1,000,000 shares of common stock, no par value ("Common Stock") underlying the options (the "Selling Stockholder Shares"), issued or to be issued pursuant to the 1996 Stock Option Plan and 1998 Stock Option Plan.

         We have examined such records and documents and made such examinations of law as we have deemed relevant in connection with this opinion. It is our opinion that upon exercise of the options, the Selling Stockholder Shares will have been fully paid, validly issued and are non-assessable.

         No opinion is expressed herein as to any laws other than the laws of the State of New York and the laws of the United States.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Registration Statement. In so doing, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act of the rules and regulations of the Securities and Exchange Commission promulgated thereunder.


                                Very truly yours,


                                /s/ Gersten, Savage, Kaplowitz & Fredericks, LLP
                                    Gersten, Savage, Kaplowitz & Fredericks, LLP


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